Exhibit 21.1

Earth Science Tech, Inc.

List of Subsidiaries

As of July 9, 2019

Entity Name

Nutrition Empire, Inc.
Cannabis Therapeutics, Inc.
Earth Science Pharmaceutical Inc.
Earth Science Foundation, Inc.